UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Keating Capital, Inc.

(Name of Registrant as Specified in Its Charter)

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Keating Capital, Inc. Announces Board Action
Affecting Annual Stockholder Vote

April 30, 2012 – Greenwood Village, Colorado – Keating Capital, Inc. (the “Company” or “Keating Capital”) announced today that its Board of Directors (the “Board”) has adopted a policy with respect to the third proposal contained in the Company’s 2012 Annual Meeting of Stockholders proxy statement (the “Proxy”). In the third proposal, the Company is seeking stockholder approval to sell or otherwise issue up to 50% of the Company’s common stock at a price below the Company’s then current net asset value per share.

The new Board policy prohibits the Company from selling or issuing shares of its common stock at an offering price to the public per share which represents a discount to the then current net asset value per share of more than 15%.  This policy was developed in response to feedback from stockholders and caps the maximum dilution percentage amount in connection with potential common stock offerings pursuant to the authority sought by the Company under the third proposal in the Proxy. No change can be made to this policy without unanimous approval of the Company’s independent directors.

If approved, the authorization pursuant to the third proposal would be effective for a period expiring on the earlier of the one year anniversary of the date of the Company’s 2012 Annual Meeting of Stockholders or the date of the Company’s 2013 Annual Meeting of Stockholders.

If you have not yet voted or wish to change your vote on the proposals found in the Proxy, we urge you to vote by phone or through the Internet using the instructions provided on your proxy ballot.  Voting is quick and easy. The Company encourages you to vote now using one of these options:

1. Vote by Touch-Tone Phone at 1-866-977-7699
Please call the toll-free number printed above and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.  Please note that for telephone voting you will need your control number, which is located on the enclosed proxy card.

2. Vote by Internet
Please visit www.eproxy.com/ktgc and follow the online instructions. Please note that for Internet voting you will need your control number, which is located on the enclosed proxy card.

3. Vote by Mail
Please mail your signed proxy card(s) in the enclosed postage-paid envelope.

Stockholders who have questions about the proposals or who need assistance voting their shares should contact the Company’s proxy solicitor toll-free at 1-888-252-6764. The Proxy and other information relating to the 2012 Annual Meeting of Stockholders are available on the SEC’s website (www.sec.gov) or under the Investor Relations section of the Company’s website (www.KeatingCapital.com).

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public.  We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status.  Keating Capital’s shares are listed on Nasdaq under the symbol “KIPO.”

KEATING CAPITAL, INC.
5251 DTC Parkway, Suite 1100
Greenwood Village, Colorado 80111
(720) 889-0139
www.keatingcapital.com

April 30, 2012

Re: Important Board Policy Change

Dear Registered Representative,

On April 30, 2012, Keating Capital, Inc. (the “Company” or “Keating Capital”) announced that its Board of Directors (the “Board”) had adopted a policy with respect to the third proposal contained in the Company’s 2012 Annual Meeting of Stockholders proxy statement (the “Proxy”). In  the third proposal, the Company is seeking stockholder approval to sell or otherwise issue up to 50% of the Company’s common stock at a price below the Company’s then current net asset value per share.

The new Board policy prohibits the Company from selling or issuing shares of its common stock at an offering price to the public per share that is greater than a 15% discount to the then current net asset value per share.  This policy was developed in response to feedback from stockholders and caps the maximum dilution percentage amount in connection with potential common stock offerings pursuant to the authority sought by the Company under the third proposal in the Proxy. No change can be made to this policy without unanimous approval of the Company’s independent directors.

If approved, the authorization pursuant to the third proposal would be effective for a period expiring on the earlier of the one year anniversary of the date of the Company’s 2012 Annual Meeting of Stockholders or the date of the Company’s 2013 Annual Meeting of Stockholders.

Over the next few days, all Keating Capital stockholders will be receiving this important announcement of the Board’s new policy.  It is possible that some of your clients may call you with questions.  It is important that all stockholders vote their shares in person or by proxy, and we ask that you encourage your clients to do so.  The entire voter process from start to finish only takes a few minutes, and it is extremely easy to vote by telephone.

Stockholders can vote in one of the following ways, either: (1) by telephone (toll-free); (2) by accessing a secured voting web site; (3) by signing and returning the proxy card by mail; or (4) in person at the Annual Meeting of Stockholders.

We need to make sure we have enough votes represented at the meeting either by person or by proxy to represent a quorum to allow us to conduct our 2012 Annual Meeting of Stockholders to be held on May 18, 2012.  If your clients have not yet voted or wish to change their vote on the proposals found in the Proxy, they may do so by following the instructions they will receive in the proxy mailing.  If your clients have voted and do not wish to change their vote, no action is required on their part.

If you do receive calls from your clients, please feel free to have them call or e-mail Margie Blackwell, our Investor Relations Director, at (720) 889-0133 or mb@keatinginvestments.com.

Sincerely,

/s/ Timothy J. Keating

Timothy J. Keating
Chief Executive Officer